FOR IMMEDIATE RELEASE          FOR FURTHER INFORMATION CONTACT:
                               DANIEL M. JUNIUS AT (978) 449-3416



             NEW ENGLAND BUSINESS SERVICE, INC. AGREES
            TO ACQUIRE SAFEGUARD BUSINESS SYSTEMS, INC.


GROTON, MA April 24, 2003 New England Business Service, Inc. (NYSE: NEB) today announced that it has entered into a definitive agreement to acquire Safeguard Business Systems, Inc. Safeguard Business Systems manufactures and markets a line of checks, check-writing systems and business forms to small businesses through a network of approximately 360 distributors in the U.S. and Canada. Safeguard Business Systems, headquartered in Dallas, Texas, had revenues of approximately $158 million in 2002.

To acquire 100% of the stock of Safeguard Business Systems and retire their debt, NEBS will pay $72.5 million in cash, subject to a post-closing working capital adjustment. The financial impact of the acquisition in fiscal year 2003 is projected to be minimal, but significantly accretive beginning in fiscal 2004. The transaction is anticipated to close in early June 2003, subject to regulatory and Safeguard Business Systems shareholder approvals.

Mr. Robert J. Murray, NEBS Chairman and CEO, stated, "The acquisition of Safeguard Business Systems will solidify NEBS' leadership position in serving the small business market.
Through their relationships with distributors throughout the U.S. and Canada, Safeguard Business Systems sells checks, check-writing systems and various other business products to more than 600,000 active small business customers. Their distributor channel, and the product set they sell, are highly complementary to the NEBS current business model. The combination will provide them access to our broad product line and present opportunities to improve significantly the operating efficiencies of both companies."

Mr. Mike Magill, President and Chief Executive Officer of
Safeguard Business Systems, commented, "Safeguard Business
Systems is pleased to be joining forces with New England Business
Service, Inc. We believe this combination will capitalize on the unique strengths of both companies. In particular, we see opportunities for expanded product offerings through our strong network of local, independent distributors in the U.S. and Canada. We share NEBS dedication to quality and customer service, and are excited about the potential of this partnership."

New England Business Service, Inc. is a leading business-to-business direct marketing company with 2.5 million active small business customers in the United States, Canada, the United Kingdom and France. NEBS supplies a wide variety of business products and services which are marketed through direct mail, telesales, a direct sales force, dealers and the Internet. NEBS also designs, embroiders and sells specialty apparel products through distributors and independent sales representatives to the promotional products/advertising specialty industry, primarily in the United States. More information about NEBS is available at the Company's web site, www.nebs.com.

Safeguard Business Systems was founded in 1956 as a manufacturer of commercial checking products. Today they offer hundreds of items to more than 600,000 small business customers across the U.S. and Canada, including printed products, promotional items, and corporate apparel. Safeguard Business Systems delivers these products through a network of more than 360 local distributors who average 17 years of experience. This extra effort ensures that their customers have access to the product expertise and personal service they need to run a successful business. Learn more at www.GoSafeguard.com.

This press release contains forward-looking statements, including expectations for future revenue and earnings performance arising from current trends in referenced product lines and channels, and other initiatives. These forward-looking statements reflect New England Business Service, Inc.'s current expectations only, and the Company expressly disclaims any current intention to update such statements. There can be no assurance that the Company's actual results will not differ materially from those expressed or implied by these statements due to various risks and uncertainties, including the possible inability to complete the Safeguard Business Systems acquisition, the risks and uncertainties associated with successfully integrating the two companies and retaining key personnel, changed customer preferences or economic conditions affecting demand for the Company's products, and other factors described in the New England Business Service, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2002, on file with the Securities and Exchange Commission.